                                                               Exhibit 1(e) (ii)



                                   SPECIMEN

                            JOINT AND LAST SURVIVOR

                               FLEXIBLE PREMIUM

                        VARIABLE LIFE INSURANCE POLICY

[LOGO OF CHUBB LIFEAMERICA APPEARS HERE]

Chubb Life Insurance Company of America
One Granite Place. P.O. Box 515, Concord, New Hampshire 03302      (603)226-5000

Chubb Life Insurance Company of America, a stock company, will pay the Death Benefit specified herein to the Beneficiary on the death of the Survivor of the Insureds on receipt of due proof of both Insureds' deaths while this policy was in force.

This is a Flexible Premium Variable Life Insurance Policy. The Specified Amount may be increased or decreased by the Owner. Net Premiums will be allocated to the General Account or to one or more divisions of Chubb Separate Account C (herein called Separate Account C) as determined by the Owner.

THE POLICY'S ACCUMULATION VALUE IN EACH DIVISION OF SEPARATE ACCOUNT C IS BASED ON THE INVESTMENT EXPERIENCE OF THAT DIVISION AND MAY INCREASE OR DECREASE DAILY. THE ACCUMULATION VALUE IS NOT GUARANTEED AS TO DOLLAR AMOUNT.

The policy's Accumulation Value in the General Account will earn interest daily at a minimum guaranteed effective annual rate of 4%. Interest in excess of the guaranteed rate may be applied in the calculation of the Accumulation Value at such increased rates as the Company may determine.

THE AMOUNT OF DEATH BENEFIT OR THE DURATION OF THE DEATH BENEFIT MAY VARY UNDER THE CONDITIONS DESCRIBED HEREIN.

This policy is a legal contract between the Owner and Chubb Life Insurance Company of America.

                           READ YOUR POLICY CAREFULLY

TWENTY DAY RIGHT TO CANCEL - Please examine this policy carefully. You may cancel this policy by returning it to our Home Office or to the agent through whom it was purchased within 20 days after the date you receive the policy or any longer period as may be required by the Securities and Exchange Commission. If the policy is returned, it will be deemed void from the beginning and any premium paid for it will be refunded within 7 days.

     [SIGNATURE APPEARS HERE]                     /s/ Frederick G. Condon
            President                                    Secretary

                            JOINT AND LAST SURVIVOR

                FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY



Joint Insureds:  ***************
                 ***************
Policy Number:  ###########



              Adjustable Death Benefit Payable On The Death Of The
                           Survivor Of The Insureds.
  Premium Payments May be Made At Any Time And, Within Limits, In Any Amount.
             The Specified Amount May Be Increased Or Decreased And
                      Death Benefit Option May Be Changed.
     The Maturity Date May Be Changed Subject To Limitations In The Policy.
               Surrender Value, If Any, Payable On Maturity Date.
              Additional Benefits, If Any, As Indicated On Page 3.
                   Some Benefits Reflect Investment Results.
                       Non-participating - No Dividends.

Form 93-61

                           GUIDE TO POLICY PROVISIONS

Corridor Percentage Table  .............................  3B
Data Page:
   Age at Issue  .......................................   3
   Death Benefit Option  ...............................   3
   Initial Specified Amount  ...........................   3
   Maturity Date  ......................................   3
   Owner  ..............................................   3
   Policy Expense Charges  .............................   3
Death Benefit:
   Changes in Existing Coverage  .......................  11
   Death Benefit  ......................................  11
Definitions  ...........................................   5
General Provisions:
   Annual Report  ......................................   9
   Assignment  .........................................   8
   Changing the Beneficiary  ...........................   8
   Illustration of Benefits and Values  ................   9
   Incontestability  ...................................   7
   Misstatement of Age or Sex  .........................   7
   Non-Participating  ..................................   9
   Notice of First Death  ..............................   8
   Payment of Proceeds  ................................   8
   Postponement of Payment  ............................   9
   Proceeds  ...........................................   8
   Reserves  ...........................................   9
   Simultaneous Death of Insureds  .....................   8
   Suicide  ............................................   7
Payment Options:
   Death of Payee  .....................................  18
   Election of an Option  ..............................  18
   Interest  ...........................................  18
   Limitation on Rights of Payee and Claims
          of Creditors  ................................  18
   Option A - Installments of a Specified Amount  ......  18
   Option B - Installments for a Specified Period  .....  18
   Option C - Life income  .............................  18
   Option D - Interest  ................................  18
   Supplementary Contract  .............................  18
   Tables of Monthly Installments Under Option B or C  .  19
   Withdrawal Value  ...................................  18
Policy Loans:
   Policy Loan Interest  ...............................  17
   Policy Loan Repayment  ..............................  17
   Policy Loans  .......................................  17
   Types of Policy Loans (Type A and Type B)  ..........  17
Policy Values:
   Accumulation Value  .................................  11
   Basis of Computations  ..............................  15
   Cash Value  .........................................  14
   Continuation of Insurance  ..........................  14
   Cost of Insurance  ..................................  13
   Cost of Insurance Discounts  ........................  14
   Cost of Insurance Rates  ............................  13
   General Account Accumulation Value  .................  12
   General Account Interest Rate  ......................  12
   Insufficient Cash Value  ............................  14
   Minimum Values  .....................................  15
   Monthly Deduction  ..................................  13
   Net Investment Factor  ..............................  13
   Separate Account Accumulation Values  ...............  12
   Surrender  ..........................................  15
   Surrender Charge  ...................................  15
   Withdrawal of Cash Value (Withdrawal) ...............  14
Premiums:
   Allocation of Net Premiums  .........................  10
   Grace Period  .......................................  10
   Net Premium  ........................................  10
   Planned Periodic Premium and Premium Frequency  .....   9
   Policy Lapse  .......................................  10
   Premium Payments  ...................................   9
   Reinstatement  ......................................  10
   Unscheduled Premiums  ...............................  10
Separate Account Provisions:
   Addition, Deletion, or Substitution of Investments  .  16
   Divisions  ..........................................  16
   Separate Account  ...................................  15
   Transfers  ..........................................  16
Schedule of Surrender Charges  .........................  3A
Table of Monthly Guaranteed Cost of Insurance Rates  ...   4
Your Contract:
   Change of Maturity Date  ............................   6
   Change or Modification  .............................   6
   Entire Contract  ....................................   6
   Maturity Date  ......................................   6
   Owner Death  ........................................   6
   Termination  ........................................   6
   This Policy is a Legal Contract  ....................   6
   Your Rights Under This Policy  ......................   6
   When Coverage Begins  ...............................   6

A copy of the application will be found after the last page of this policy. Any other benefit or agreements will also be found after the last page.

9361                               Page 2

     INSURED:  A - JOHN DOE                           MATURITY DATE:  10/01/2058
     INSURED:  B - JANE DOE                           POLICY NUMBER:  0000000
       OWNER:  JOHN DOE                           PREMIUM FREQUENCY:  ANNUAL
  ISSUE DATE:  10/01/1993                             DEATH BENEFIT:  OPTION 1
 POLICY DATE:  10/01/1993                 CORRIDOR PERCENTAGE TABLE:  STANDARD
AGE AT ISSUE:  A - 35 MALE
AGE AT ISSUE:  B - 35 FEMALE

RATING CLASS:  A - NON-SMOKER
RATING CLASS:  B - NON-SMOKER

BENEFICIARY:  AS STATED IN APPLICATION OR ENDORSEMENT ATTACHED.

                                                      INITIAL    PLANNED
                                                      MINIMUM    PERIODIC
LIFE INSURANCE                                        PREMIUM    PREMIUM

$2,000,000 INITIAL SPECIFIED AMOUNT                 $14,280.00  $14,280.00


JOINT AND LAST SURVIVOR FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE


IT IS POSSIBLE THAT COVERAGE WILL EXPIRE PRIOR TO THE MATURITY DATE CHOSEN WHEN EITHER NO PREMIUMS ARE PAID FOLLOWING PAYMENT OF THE INITIAL PREMIUM OR SUBSEQUENT PREMIUMS ARE INSUFFICIENT TO CONTINUE COVERAGE TO SUCH DATE. IF CURRENT VALUES CHANGE, THIS WILL ALSO AFFECT COVERAGE.

THE POLICY'S ACCUMULATED VALUE IN THE GENERAL ACCOUNT WILL EARN INTEREST DAILY AT A MINIMUM GUARANTEED EFFECTIVE ANNUAL RATE OF 4%. THE POLICY'S ACCUMULATED VALUE HELD IN THE GENERAL ACCOUNT FOR POLICY LOAN COLLATERAL WILL EARN INTEREST DAILY AT AN EFFECTIVE ANNUAL RATE OF 6%.

ALLOCATIONS OF NET PREMIUMS:             20.0%  INTERNATIONAL EQUITY DIVISION
                                         20.0%  SMALL COMPANY DIVISION
                                         20.0%  EQUITY DIVISION
                                         20.0%  BOND DIVISION
                                         20.0%  TREASURY MONEY MARKET DIVISION


POLICY EXPENSE CHARGES:

   (1) STATE PREMIUM TAX LOAD: 2.5% OF EACH PREMIUM PAID.

   (2) FEDERAL DEFERRED ACQUISITION COST (DAC TAX) LOAD: 1.25% OF EACH PREMIUM PAID.

   (3) SALES LOAD: 3.0% OF EACH PREMIUM PAID.

   (4) COST OF INSURANCE AS DEFINED ON PAGE 13.

   (5) MORTALITY AND EXPENSE RISK CHARGE AS DEFINED ON PAGE 13.

   (6) SURRENDER CHARGE ON WITHDRAWAL OR SURRENDER AS DEFINED ON PAGE 15.

                  POLICY YEAR               SURRENDER FACTOR
                        1                           5%
                        2                           4%
                        3                           3%
                        4                           2%
                        5                           1%
                        6+                          0

SURRENDER CHARGE IS CALCULATED BY MULTIPLYING THE APPROPRIATE SURRENDER FACTOR BY THE TOTAL PREMIUMS PAID IN THE FIRST POLICY YEAR.

                                    Page 3A

                           CORRIDOR PERCENTAGE TABLE

Policy      Corridor      Policy      Corridor      Policy      Corridor
 Year      Percentage      Year      Percentage      Year      Percentage
  01          656%          26          252%          51          124%
  02          631           27          243           52          122
  03          607           28          234           53          121
  04          584           29          226           54          119
  05          561           30          218           55          118

  06          540           31          211           56          116
  07          519           32          203           57          115
  08          499           33          197           58          114
  09          480           34          190           59          112
  10          462           35          184           60          111

  11          444           36          178           6l          110
  12          427           37          173           62          108
  13          411           38          168           63          107
  14          396           39          163           64          105
  15          381           40          158           65          104

  16          366           41          154
  17          353           42          150
  18          339           43          146
  19          327           44          143
  20          314           45          139

  21          303           46          136
  22          292           47          133
  23          281           48          131
  24          271           49          128
  25          261           50          126

                                                    M-NS

                                    Page 3B

                      TABLE OF MONTHLY GUARANTEED COST OF
                           INSURANCE RATES PER $1,000
                              POLICY NUMBER 000000

Policy       Monthly        Policy        Monthly        Policy        Monthly
 Year         Rate           Year          Rate           Year           Rate
  01         0.00021          26          0.16877          51           9.14987
  02         0.00067          27          0.19882          52          10.36448
  03         0.00121          28          0.23560          53          11.65487
  04         0.00186          29          0.28104          54          13.00037
  05         0.00266          30          0.33649          55          14.41268

  06         0.00360          31          0.40202          56          15.89204
  07         0.00476          32          0.47841          57          17.45991
  08         0.00613          33          0.56575          58          19.15687
  09         0.00775          34          0.66447          59          21.05478
  10         0.00962          35          0.77774          60          23.36818

  11         0.01184          36          0.91157          61          26.51705
  12         0.01443          37          1.08075          62          31.35472
  13         0.01748          38          1.26820          63          39.59522
  14         0.02104          39          1.50766          64          54.65267
  15         0.02522          40          1.79530          65          83.33333

  16         0.03014          41          2.13054
  17         0.03602          42          2.51400
  18         0.04311          43          2.94442
  19         0.05167          44          3.42118
  20         0.06184          45          3.95359

  21         0.07386          46          4.55879
  22         0.08791          47          5.25323
  23         0.10398          48          6.05602
  24         0.12221          49          6.98106
  25         0.14352          50          8.01516

                                                         M-NS

DEFINITIONS

Terms or Definitions we identify or define here are some of the terms used throughout the contract. There are other terms which are explained or defined in other parts of the text.

Accumulation Value - The Accumulation Value of the policy is equal to the total of the policy's Accumulation Value in the General Account and the policy's Accumulation Value in divisions of Separate Account C.

Attained Age - Refers to the age nearest birthday on the Policy Date of each Insured plus the number of completed policy years.

Beneficiary - The person named to receive the Death Benefit proceeds upon the death of the surviving Insured. The Beneficiary is as named in the application unless later changed. There can be one or more Beneficiaries.

Cash Value - The Accumulation Value less any applicable Surrender Charge.

Death Benefit - The amount payable on the death of the surviving Insured while this policy is in force. It is explained in the Death Benefit section.

Debt - Means the principal of any loan outstanding against this policy, plus any accrued loan interest which has not been paid.

Initial Minimum Premium - The minimal first year premium amount due and payable on the Policy Date as shown on Page 3.

Insureds - The persons named as the Insureds on Page 3. The Insureds may be other than the Owner.

Issue Date - This is the date this policy is issued at the Home Office and is stated on Page 3. The contestable and suicide periods are measured from the Issue Date.

Policy Date - The date as shown on Page 3, which is the date requested by the Owner. If no date is requested, it shall be the Issue Date. The Policy Date is the date from which policy years, policy months, policy anniversaries and monthly anniversary days will be determined. If the Policy Date should fall on the 29th, 30th or 31st of a month, the Policy Date will be the 1st of the following month.

Policy Year - The first policy year is the twelve month period following the Policy Date. Each twelve month period thereafter makes up the next policy year.

Specified Amount - The face amount of the policy as selected by the Owner. This amount may increase or decrease subject to the terms of this policy. The Death Benefit is based on the Specified Amount as described in the Death Benefit section.

Surrender Charge - A charge to the Accumulation Value in the event of surrender or withdrawal. It is further explained in the Policy Values section.

Surrender Value - The Cash Value less any debt.

We, Us, Our - Chubb Life Insurance Company of America.

Withdrawal - A payment to you of some portion of the Cash Value accompanied by a reduction to the Accumulation Value, Specified Amount, and Death Benefit. It is explained in the Policy Values section.

Written Request - A request in writing signed by you and received by us.

You, Your - The Owner of this policy as shown in the application, unless later changed following written request. The Owner may be someone other than the Insureds.

9362                               Page 5

YOUR CONTRACT

This Policy is a Legal Contract - This policy is a legal contract that you have entered into with us. We promise to provide the insurance benefits described in this policy. In return, you have submitted a completed application, a copy of which is attached. You also promise to pay the Initial Minimum Premium. There is no insurance until the Initial Minimum Premium is paid.

Entire Contract - The entire contract consists of:

   (1)  this policy form; and

   (2)  riders, if any, which add benefits to the basic policy; and

   (3)  endorsements, if any; and

   (4) your application, and any amendments or supplemental applications all of which are added to and made a part of the policy.

When Coverage Begins - The coverage begins on the Policy Date, provided that the Initial Minimum Premium has been paid, and the policy has been delivered while there has been no change since the date of the application in the health of the Insureds or to the answers to the health questions contained in the application. Any requested increase or addition to coverage will be shown on a
Supplemental Policy Specifications Page.   The effective date for such requested
coverage shall begin on the monthly anniversary day that coincides with or next follows our approval of such increase or addition.

Termination - This policy terminates when any of the following occur:

   (1)  you request the full surrender of this policy;

   (2)  the death of the surviving Insured;

   (3)  the Grace Period ends; or

   (4)  the policy reaches its Maturity Date.

Maturity Date - The Maturity Date is shown on Page 3 and is the date when coverage is scheduled to end. If this policy is in force on the Maturity Date:

   (1)  all insurance benefits end; and

   (2) the Accumulation Value less any debt will be paid as you direct in a lump sum or under a payment option.

The policy may end prior to the Maturity Date if premium payments are insufficient to continue coverage to such date. Details are provided in the Policy Lapse provision of the Premiums section.

Change of Maturity Date - The Maturity Date may be changed, upon written request by you. The new Maturity Date may be any policy anniversary after the end of the tenth policy year and before the younger Insured's 100th birthday. However, the new Maturity Date must be at least twelve months from the date we receive such written request from you.

Change or Modification - Only one of our officers can change or modify this policy or waive any of our rights or requirements. Any such changes must be in writing. No agent has the authority to make any changes or waive any of the terms of your policy.

To the extent permitted by applicable laws and regulations. we may make changes without your consent to the provisions of this policy to comply with any applicable federal or state laws including, but not limited to, requirements for life insurance contracts under the Internal Revenue Code. You have the right to refuse any such changes. However, we cannot accept responsibility for the tax treatment of this policy. You should consult your tax advisor regarding taxation of this policy.

Your Rights Under This Policy - As the Owner, you can exercise every right, receive every benefit and enjoy every privilege granted by this policy.

Owner Death - Upon death of the Owner. the surviving Insured(s) will assume ownership, unless otherwise provided. If such ownership goes to joint owners, they will be joint tenants with right of survivorship and not tenants in common.

9362                               Page 6

GENERAL PROVISIONS

Incontestability - We rely on the statements made in the application for this policy and any supplemental applications. These statements, in the absence of fraud, are considered representations and not warranties. No statement may be used in defense of a claim under this policy unless it is in an application.

We will not contest this policy, except for any increase in the Specified Amount, after it has been in force during the lifetime of each Insured for a period of two years from its Issue Date.

Any increase in the Specified Amount will not be contested after such increase has been in force during the lifetime of each Insured for two years following the effective date of such increase. Any increase will be contestable, within the two year period, only with regard to statements concerning the increase.

If we cancel coverage for the Initial Specified Amount, we will refund to you all premiums paid less any policy loans and withdrawals paid out, or if we are canceling coverage for an additional Specified Amount or Amounts only, we will refund to you, the cost of insurance for the additional Specified Amount or Amounts, charged for the applicable period.

If this policy is reinstated, the incontestability period will start over again beginning on the reinstatement date, but only for statements made in the application for reinstatement.

Suicide - If either Insured commits suicide, while sane or insane, within two years from the Issue Date, our only liability will be a refund of premiums paid without interest less any policy loans and/or withdrawals. If either Insured commits suicide, while sane or insane, after such two year period, but within two years of the effective date of any increase in the Specified Amount, our only liability with respect to the increase in the Specified Amount will be a refund of the total cost of insurance for such increase.

If the first death of either Insured is by suicide within any such two year period, and the surviving Insured was classified by us as insurable on the Policy Date, at your request, we will issue, without evidence of insurability, an individual policy providing coverage on the life of the surviving Insured equal to the coverage on the Insureds for which the premiums or costs of insurance was refunded. The Policy Date of the new policy and, the dates of any increases in the Specified Amount will be the effective dates of the refunded coverage. The new policy will be on the most similar policy form available at the time. The premiums for the new policy will depend on the Initial Specified Amount, rating class, and the attained age and sex of the surviving Insured for this policy. The rating class for the new policy will be the individual rating class assigned to the surviving Insured when this policy was underwritten and may differ from the rating class for this policy.

Misstatement of Age or Sex - If either lnsured's age or sex has been misstated in the application, we will adjust the proceeds to reflect the correct age or sex, In such event, the Death Benefit we will pay will be equal to:

(1) The Accumulation Value on the date of death of the surviving Insured less any outstanding debt; plus

(2) The Death Benefit, less the Accumulation Value on the date of death of the surviving Insured, multiplied by the ratio of (a) the cost of insurance actually deducted at the beginning of the policy month in which death occurs, to (b) the cost of insurance that should have been deducted based on the correct age or sex.

If either Insured's age or sex has been misstated in the application, the amount payable under any rider by reason of death of the surviving Insured shall be that amount of insurance which the rider cost, for the policy month during which such death occurred, would have purchased had the cost of the benefits provided under the rider been calculated using the correct cost of insurance rates for the correct age or sex.

If prior to the death of the surviving Insured, it is found that either Insured's age or sex has been misstated in the application for the policy or a rider, the policy cash value will be recalculated from issue, using mortality charges based on the correct age or sex.

9363                               Page 7

Assignment - While at least one insured is alive you can:

(1) assign policy ownership to someone else; or

(2) assign this policy as security for an obligation. (This does not assign ownership).

A signed copy of the assignment must be sent to our Home Office on a form we accept. The assignment will go into effect when it is signed subject to any payments we make or other actions we take before we record it. We are not responsible for the validity of any assignment.

Notice of First Death - Due proof of the death of the first of the Insureds to die must be given to us as soon after the death occurs as is reasonably possible.

Simultaneous Death of Insureds - When two or more Beneficiaries are designated to take on the alternative based on the order of the Insureds' death and there is not sufficient evidence that the Insureds died other than simultaneously; one half of the death benefit proceeds shall be paid as if Insured A had survived Insured B; and one half shall be paid as if Insured B had survived Insured A. This shall not apply if you have provided for a different payment.

Changing the Beneficiary - You can change the Beneficiary at any time during the lifetime of either Insured. To do so, send a written request to our Home Office. The request must be on a form we accept. The change will go into effect when signed subject to any payments we make or other actions we take before we record the change. A change cancels all prior beneficiary designations.

Proceeds - By proceeds, we mean the amount payable:

(1) on the Maturity Date; or

(2) on surrender; or

(3) on the death of the surviving Insured.

The proceeds on the Maturity Date, as well as on surrender, will be the Cash Value less any debt. The proceeds on the death of the surviving Insured will be the Death Benefit less any debt and less any monthly deductions due.

All proceeds are subject to the adjustments provided in the Incontestability, Suicide, and Misstatement of Age or Sex provisions of this policy and the restrictions below.

Payment of Proceeds - Death Benefit proceeds or Cash Value proceeds may be paid in one sum or under our payment options. Before proceeds are paid, they will be used to pay the interest of anyone to whom this policy has been assigned (see the Assignment provision). Loans and assignments will be paid in one sum.

If there is no Beneficiary at the time of the death of the surviving Insured, we will pay the proceeds to you or your estate.

If the death benefit proceeds are not paid in one sum or applied under a payment option within 30 days after we receive due proof of the death of the surviving Insured, we will pay interest. Interest will be paid at the rate of 4% a year from the date we receive such proof until paid. If state law requires payment of a greater amount, we will pay that amount.

To the extent allowed by law, all payments under this policy will be free from creditor claims or legal process.

9363                               Page 8

Postponement of Payment - We will usually pay any amounts payable on surrender, withdrawal, or policy loan allocated to Separate Account C within seven days after written notice is received. We will usually pay any Death Benefit proceeds within seven days after we receive due proof of the death of the surviving Insured. Payment of any amount payable on surrender, withdrawal, policy loan, or death may be postponed whenever:

(1) The New York Stock Exchange is closed other than customary week-end and holiday closings, or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission;

(2) The Securities and Exchange Commission, by order, permits postponement for the protection of policyowners; or

(3) An emergency exists as determined by the Securities and Exchange Commission, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the value of the net assets of Separate Account C.

Transfers may also be postponed under the above circumstances.

We may defer the portion of any transfer, amount payable on surrender, withdrawal or policy loan from the General Account for not more than six months. However, no payment from the General Account to pay premiums on policies with us will be deferred.

Annual Report - Following each December 31st, we will send you an annual report which shows the current Cash Value, premiums paid, incurred charges and any outstanding policy loans for the entire 12 months of the previous calendar year. The first annual report forwarded to you will only reflect those months of the previous calendar year during which this policy was in effect.

Illustration of Benefits and Values - We will provide illustrations of Death Benefits and Cash Values at any time after the Policy Date upon your written request. This illustration will be based on the existing Cash Value at the time of request and maximum cost of insurance rates. Additional illustrations will be made based on the existing Cash Value and current mortality assumptions.

Reserves - Reserves are the amount we hold to pay future benefits. They are not less than the minimum required by applicable state law. When required, we file with the state regulatory authorities a statement showing how Reserves are calculated.

Non-Participating - This policy is a non-participating contract, which means the following:

(1) Premiums are determined and predetermined on a prospective basis only;

(2) We will not recoup any prior losses by means of a premium change; and

(3) You are not entitled to participate in our profits.

PREMIUMS

Premium Payments - An initial premium is due and payable on the Policy Date. The initial premium may not be less than the Initial Minimum Premium. All premiums are payable at our Home Office or to our authorized agent in exchange for a receipt. This receipt must be signed by an elected officer of the Company and countersigned by such agent.

Planned Periodic Premium and Premium Frequency - The Planned Periodic Premium and Premium Frequency, as shown on Page 3, are selected by you. The Planned Periodic Premium is the amount of premium you intend to pay. The Premium Frequency is how often you intend to pay the Planned Periodic Premium. Payment of the Planned Periodic Premium is your option.

We will send you Planned Periodic Premium payment reminder notices. If the mode of premium payment is preauthorized check, government allotment or payroll deduction, notice of any Planned Periodic Premium due will not be sent.

Changes in Premium Frequency and increases or decreases in the Planned Periodic Premium may be made by you by providing us with written notification. We reserve the right to limit the amount of any increase. No premium payment may be less than $500.00.

Payment of a Planned Periodic Premium may not prevent this policy from terminating. Failure to pay a Planned Periodic Premium will not, in itself, cause this policy to terminate. The policy will terminate only if the conditions occur as described in the Grace Period provision.

9364                               Page 9

Net Premium - The Net Premium is equal to the premium paid less the Policy Expense Charges shown on Page 3.

Allocation of Net Premiums - You will determine the allocation of the net premiums among the General Account and the divisions of Separate Account C. The minimum percentage that may be allocated to any of these accounts is 1%.

Unscheduled Premiums - Premium payments in addition to the Planned Periodic Premium may be made at any time prior to the Maturity Date. We reserve the right to limit the number and amount of additional premium payments.

If there is an existing policy loan, premium payments in the amount of the Planned Periodic Premium received at the Premium Frequency will be applied as premium. Premium payments in excess of the Planned Periodic Premium or premium payments received other than at the Premium Frequency will first be applied as policy loan repayments, then as premium when the policy debt is repaid.

Grace Period - We will allow a Grace Period of 61 days. Such Grace Period will begin on the day the Cash Value less any policy debt on a monthly anniversary day is not enough to cover the monthly deduction for the month following such monthly anniversary day. The Cash Value and monthly deduction are defined in the Policy Values section.

If the surviving Insured dies during the Grace Period, we will deduct any overdue monthly deduction, which is applicable to the Grace Period, from the proceeds of the policy.

Policy Lapse - The policy will terminate without value at the end of the Grace Period unless a premium large enough, after the deduction of the Policy Expense Charges, to cover monthly deductions for at least three months is paid by the end of the Grace Period. However, coverage will not end until 31 days after we have mailed a premium notice to you, and any assignee of record, at the last known address.

Reinstatement - Reinstatement is the restoration of the policy after it has lapsed. Following reinstatement, the policy is placed back in force as if it had never lapsed.

If this policy lapses or terminates as provided in the Grace Period provision, we will reinstate the policy if we receive:

(1) your written request for reinstatement within five years after the end of the Grace Period and before the Maturity Date;

(2) satisfactory proof the Insureds, or the surviving Insured, are living and insurable at the original rating classes or class;

(3) payment of a premium large enough, after the deduction of the Policy Expense Charges, to cover monthly deductions for at least three policy months following the effective date of reinstatement; and

(4) payment or reinstatement of any debt against the policy which existed on the date of termination.

The effective date of a reinstated policy or Reinstatement Date is the date we approve the application for reinstatement. The Accumulation Value of the policy on the Reinstatement Date shall be the Accumulation Value on the date of termination plus the premium received to reinstate the policy. Any Surrender Charges in effect on reinstatement shall be as defined in the Surrender Charge provision based on the original Policy Date and duration.

9364                               Page 10

DEATH BENEFIT

Death Benefit - If the Survivor of the Insureds dies while this policy is in force, we will pay the Death Benefit upon receipt of due proof of the death of both Insureds. No Death Benefit is paid on the death of the first Insured to die. The Death Benefit is also subject to all other terms and conditions of this policy.

The Death Benefit provided by this policy depends on the Death Benefit Option in effect on the date of death. The Death Benefit Option for this policy is shown on Page 3.

Option I - Under Option I, the Death Benefit shall be the greater of:

(1)  The Specified Amount; or

(2) The Accumulation Value on the date of death multiplied by the corridor percentage.

Option II - Under Option II, the Death Benefit shall be equal to the Specified Amount plus the Accumulation Value on the date of death. However. the Death Benefit can never be less than the Accumulation Value on the date of death multiplied by the corridor percentage.

The corridor percentage varies by policy duration and is indicated in the Corridor Percentage Table as shown on Page 3B.

Changes in Existing Coverage - The Initial Specified Amount is shown on Page 3. At any time after the first policy anniversary, you may, by written request, increase or decrease the Specified Amount. Any change is subject to the following conditions:

(1) Any decrease will become effective on the monthly anniversary day that coincides with or next follows our receipt of the request. At least twelve months must elapse between decreases. Any such decrease will be deducted in the following order:

     (a)  from the most recent Specified Amount increase, if any;

     (b) successively from the next most recent Specified Amount increase, if any;

     (c)  from the Initial Specified Amount.

(2) Any request for an increase must be applied for on a supplemental application and shall be subject to evidence satisfactory to us that both Insureds are living and insurable. At least twelve months must elapse between requested increases.

(3) Any change approved by us will become effective on the effective date shown in the Supplemental Policy Data Page, subject to deduction of the first month's cost of insurance from the Accumulation Value of this policy.

(4) The minimum Specified Amount, after a change, which must be in effect at any time is $1,000,000.

(5) Any increase or decrease in the Specified Amount must be for at least $500,000.

(6) You may request in writing to change the Death Benefit Option. if your request is to change from Option I to Option II, the Specified Amount will be decreased by the amount of the Accumulation Value. Evidence of insurability satisfactory to us will be required on a change from Option I to Option II. If the request is to change from Option II to Option I, the Specified Amount will be increased by the amount of Accumulation Value. The effective date of change shall be the monthly anniversary day that coincides with or next follows the day the request for change is received.

POLICY VALUES

Accumulation Value - The Accumulation Value of the policy is equal to the total of the policy's Accumulation Value in the General Account and the policy's Accumulation Value in divisions of Separate Account C.

9365                               Page 11

General Account Accumulation Value - The Accumulation Value in the General Account on the Policy Date is equal to the portion of the net premium which has been paid and allocated to the General Account, less the portion of the first monthly deduction allocated to the General Account.

On each monthly anniversary day, the Accumulation Value in the General Account is equal to (1) plus (2) plus (3) plus (4) minus (5) minus (6) minus (7) where:

(1) is the Accumulation Value in the General Account on the preceding monthly anniversary day.

(2)  is one month's interest on item (1).

(3) is any net premium received since the preceding monthly anniversary day plus interest from the date the net premium is received to the monthly anniversary day.

(4) is the sum of all Accumulation Values transferred to the General Account from a division of Separate Account C since the preceding monthly anniversary day and interest from the date the Accumulation Value is transferred to the monthly anniversary day.

(5) is the sum of all Accumulation Values transferred from the General Account to a division of Separate Account C since the preceding monthly anniversary day and interest from the date the Accumulation Value is transferred to the monthly anniversary day.

(6) is all withdrawals from the General Account since the preceding monthly anniversary day plus interest from the date of the withdrawal to the monthly anniversary day.

(7) is the portion of the monthly deduction allocated to the Accumulation Value in the General Account to cover the policy month following the monthly anniversary day.

On any date other than a monthly anniversary day, the Accumulation Value will be calculated on a consistent basis.

General Account Interest Rate - The policy's Accumulation Value in the General Account will earn interest daily at a minimum guaranteed effective annual rate of 4%. Interest in excess of the guaranteed rate may be applied in the calculation of the Accumulation Value at such increased rates as we may determine. The policy's Accumulation Value held in the General Account for policy loan collateral will earn interest daily at the lesser of an effective annual rate of 5% or the interest rate currently credited.

Separate Account Accumulation Values - The Accumulation Value in each division on the Policy Date is equal to the portion of the net premium which has been paid and allocated to that division, less the portion of the first monthly deduction allocated to the policy's Accumulation Value in that division.

At the end of each valuation period after the Policy Date, the policy's Accumulation Value in a division is equal to (1) plus (2) plus (3) minus (4) minus (5) where:

(1) is the Accumulation Value in the division on the preceding valuation date multiplied by the Net Investment Factor for the current valuation period.

(2) is any net premium received during the current valuation period which is allocated to the division.

(3) is all Accumulation Values transferred to the division from another division or the General Account during the current valuation period.

(4) is all Accumulation Values transferred from the division to another division or the General Account and Accumulation Values transferred to secure a policy debt during the current valuation period.

(5)  is all withdrawals from the division during the current valuation period.

In addition, whenever a valuation period includes the monthly anniversary day, the Accumulation Value at the end of such period is reduced by the portion of the monthly deduction allocated to the division.

9365                               Page 12

Net Investment Factor - The Net Investment Factor measures the investment performance of a division during a valuation period. The Net Investment Factor for each division for a valuation period is calculated as (1) divided by (2), minus (3) where:

(1) is (a) the value of the assets in the division at the end of the preceding valuation period, plus (b) the investment income and capital gains, realized or unrealized, credited to the assets in the valuation period for which the Net Investment Factor is being determined, minus (c) the capital losses, realized or unrealized, charged against those assets during the valuation period, minus (d) any amount charged against each division for taxes, or any amount we set aside during the valuation period as a reserve for taxes attributable to the operation or maintenance of each division.

(2) is the value of the assets in the division at the end of the preceding valuation period.

(3) is a charge not to exceed .00178083% for each day in the valuation period. This corresponds to .65% per year for mortality and expense risks.

Monthly Deduction - The monthly deduction for a policy month shall be equal to the cost of insurance (as described below) and the cost of additional benefits provided by rider for the policy month.

The monthly deduction for a policy month will be allocated among the General Account and the divisions of Separate Account C in the same proportion that the Accumulation Value in the General Account less any debt and the Accumulation Value in each division bears to the total Accumulation Value of the policy, less any debt, at the beginning of the policy month.

Cost of Insurance - The cost of insurance for the Insureds is determined on a monthly basis. The cost of insurance is determined separately for the Initial Specified Amount and each subsequent increase in Specified Amount. The cost of insurance is calculated as (1), multiplied by the result of (2) minus (3), where:

(1) is the cost of insurance rate as described in the Cost of insurance Rates provision.

(2) is the Death Benefit at the beginning of the policy month, divided by 1.00327374.

(3) is the Accumulation Value at the beginning of the policy month, prior to the monthly deduction for the cost of insurance.

If the Death Benefit Option is Option I and there have been increases in the Specified Amount then the Accumulation Value shall be first considered a part of the Initial Specified Amount. If the Accumulation Value exceeds the Initial Specified Amount, it shall then be considered a part of the additional Specified Amounts resulting from increases in the order of such increases.

Cost of Insurance Rates - The monthly cost of insurance rate is based on the policy year and the sex and rating classes of the Insureds. Monthly cost of insurance rates will be determined by us based upon expectations as to future mortality experience. Any changes in cost of insurance rates will apply to all individuals of the same classes as the Insureds. The rating classes will be determined separately for the Initial Specified Amount and for any increase in Specified Amount that requires evidence of insurability. We will consider changes in the cost of insurance rates at least every five years and when cost of insurance rates for new issues change. However, the cost of insurance rates can never be greater than those shown in the Table of Monthly Guaranteed Cost of Insurance Rates on Page 4.

Such guaranteed maximum rates are based on the 1980 CSO Male/ Female Mortality Tables with appropriate increases for rated risks.

9366                               Page 13

Cost of Insurance Discounts - There will be a non-guaranteed cost of insurance discount that will be calculated at the beginning of each policy year. The discount will be a monthly amount that is subtracted from the monthly cost of insurance charge that is normally calculated. This discount may be suspended at any time. You will be notified if the discount is suspended. The discount is calculated as (1) multiplied by the result of (2) minus 13) minus 14), but not less than zero, where:

(1) is a factor that varies by Specified Amount as follows:

                Specified Amount                       Factor
                Under $5 Million                      .0001250
                $5 Million - $9.999 Million           .0002500
                $10 Million - $14.999 Million         .0003750
                Over $15 Million                      .0004583

(2) is the Accumulation Value at the beginning of the policy year.

(3) is the Guideline Single Premium at issue, under Section 7702 of the Internal Revenue Code, increased on a pro-rata basis for any increase in Specified Amount.

(4) is the outstanding Type A loan balance at the beginning of the policy year.

The discount will be allocated among the General Account and divisions of Separate Account C using the same percentages used to allocate net premiums.

Cash Value - The Cash Value is equal to the Accumulation Value less a Surrender Charge.

Continuation of Insurance - In the event Planned Periodic Premium payments are not continued or if there are changes of Death Benefit Options, mortality deduction, deductions for additional benefit riders, withdrawals, or policy loans, as well as varying investment results, insurance coverage under this policy and any benefits provided by rider will be continued until the Cash Value, less any debt, is insufficient to cover the monthly deduction, as provided in the Grace Period provision. This provision shall not continue the policy beyond the Maturity Date nor continue any rider beyond the date of its termination, as provided in the rider. If the Cash Value is sufficient to continue this policy to the Maturity Date, then any remaining Cash Value will be paid to you if either Insured is then living.

Insufficient Cash Value - If the Cash Value less any debt on a monthly anniversary day is insufficient to cover the monthly deduction for the month following such monthly anniversary day, the policy shall terminate as provided in the Grace Period provision. Any deduction for the cost of insurance after termination' of insurance shall not be considered a reinstatement of the policy nor a waiver by us of the termination. Any such deduction shall be credited to the Cash Value as of the date of the deduction.

Withdrawal of Cash Value (Withdrawal) - Upon written request you may make a withdrawal from this policy. Any withdrawal is subject to the following conditions:

(1) The amount withdrawn may not exceed the Cash

(2) The minimum amount that may be withdrawn is $5000.

(3) A charge equal to $100 will be deducted from the amount of each withdrawal.

(4) The Accumulation Value will be reduced by the sum of the withdrawal and a pro-rata portion of the Surrender Charge in effect on the date of the withdrawal. The remaining Accumulation Value and schedule of surrender charges will be determined by multiplying each of these values by a numerical factor. This numerical factor is equal to

                **           Amount of Withdrawal           **
             1- *  ----------------------------------------  *
                ** Cash Value Immediately Before Withdrawal **

(5) The Death Benefit will be reduced by an amount equal to the reduction in the Accumulation Value. This will result in a reduction of the Specified Amount if the Death Benefit is Option I by an amount equal to the reduction in the Accumulation Value. The Specified Amount remaining in force after any withdrawal must be at least $500.000.

You may allocate the withdrawal among the General Account and the divisions of Separate Account C. If you do not specify the allocation, then the withdrawal will be allocated among the General Account and the divisions of Separate Account C in the same proportion that the Accumulation Value in the General Account, less any debt, and the Accumulation Value in each division bears to the total Accumulation Value of the policy, less any debt, on the date of the withdrawal.

9366                               Page 14

Surrender - Upon written request you may surrender this policy at any time during the lifetime of either Insured and before the Maturity Date. The amount payable on surrender of this policy shall be the Surrender Value. If this policy is surrendered, all insurance in force under this policy shall terminate on the monthly anniversary day next following our receipt of the surrender request.

If surrender is requested under this section within 30 days after a policy anniversary, the Cash Value shall not be less than the Cash Value on that anniversary, less any policy loans or withdrawals made on or after such anniversary.

Surrender Charge - The Surrender Charge is calculated by multiplying the surrender factor by the total premiums paid in the first policy year.

The surrender factor will vary by policy year according to the table shown on Page 3A.

Basis of Computations - Minimum Cash Values and Reserves in the General Account are based on the 1980 CSO Male/Female Mortality Tables with interest at 40/0 per year.

The method used in computing Cash Values and Reserves in Separate Account C is in accordance with actuarial procedures that recognize the variable nature of Separate Account C. The method used is such that if the Net Investment Factor, less one, for all divisions of Separate Account C, at all times from the Policy Date, is equal to an effective annual interest rate of 4%, then the Cash Values and Reserves in Separate Account C will be at least equal to the minimum Cash Values and Reserves, which would have been required by the law of the state in which this policy is delivered, of an equivalent policy in which all net premiums have been allocated to the General Account.

Minimum Values - All values under this policy are not less than the values required by the state in which this policy was delivered. A detailed statement of the method of computation of Cash Values under this policy has been filed with the insurance department of the state in which this policy was delivered.

SEPARATE ACCOUNT PROVISIONS

Separate Account - The variable benefits under this policy are provided through investments in Separate Account C. We established Separate Account C as a separate investment account to support variable life insurance contracts. We will not allocate assets to Separate Account C to support the operation of any contracts or policies that are not variable life insurance.

The assets of Separate Account C are owned by us. However. these assets are not part of our General Account. Income, gains and losses, whether or not realized, from assets allocated to Separate Account C will be credited to or charged against the account without regard to our other income, gains or losses.

Assets equal to the reserves and other liabilities of Separate Account C will not be charged with liabilities that arise from any other business we may conduct. Such assets shall not be available to general creditors of ours in the event of our insolvency to the full extent permitted by applicable law. We shall have the right to transfer to our General Account any assets of Separate Account C which are in excess of such reserves and other policy liabilities.

Separate Account C is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. Separate Account C is also subject to the laws of the State of New Hampshire which regulate the operations of insurance companies incorporated in New Hampshire. The investment policy of Separate Account C will not be changed without the
approval of the insurance Commissioner of New Hampshire.   The approval process
is on file with the Insurance Commissioner of the state in which this policy was delivered.

9367                               Page 15

Divisions - Separate Account C has several divisions. Each division will buy shares of a separate series of Chubb Series Trust. Each series represents a separate investment portfolio of Chubb Series Trust. All divisions of Separate Account C are shown on page 3. You will determine the percentage of net premiums which will be allocated to each division.

Income, gains and losses, whether or not realized, from the assets of Separate Account C are credited to or charged against that division without regard to income, gains or losses in other divisions of Separate Account C or in the General Account.

We will value the assets of each division of Separate Account C at the end of each valuation period. A valuation period is the period between two successive valuation dates. A valuation date is each day that the New York Stock Exchange is open for business or any other day in which there is material change in the value of the assets in Separate Account C.

Transfers - You may transfer amounts between the General Account and the divisions of Separate Account C by sending a written request to us. The total amount transferred must be at least $1,000. No amounts under $1,000 may be transferred out of any division of Separate Account C or the General Account unless such lesser amount constitutes the entire balance. A transfer charge equal to $100 will be imposed each time amounts are transferred, except with respect to policy loans. The transfer charge will be deducted from the amount that is transferred. We will make transfers so that the Accumulation Value on the date of transfer will not be affected by the transfer except to the extent of the transfer charge. We may revoke or modify the transfer privilege at any time, including the minimum amount transferable and the transfer charge.

As long as any portion of the policy's Accumulation Value is allocated to a division of Separate Account C, the policy's Accumulation Value and Cash Value will reflect the investment performance of the chosen division(s) of Separate Account C. The Death Benefit may also reflect the performance of the chosen division(s) of Separate Account C.

At any time, you may transfer 100% of the policy's Accumulation Value to the General Account. While 100% of the policy's Accumulation Value is allocated to the General Account, minimum benefits for the policy will be fixed and guaranteed.

No transfer charge will be imposed for a transfer of all Accumulation Value in Separate Account C to the General Account. However, any transfer from the General Account to the division(s) of Separate Account C will be subject to the transfer charge.

Addition, Deletion, or Substitution of Investments - We reserve the right, subject to compliance with applicable law, to make additions to, deletions from, or substitutions for the shares of a series that are held by Separate Account C or that Separate Account C may purchase. We reserve the right to eliminate the shares of any series of Chubb Series Trust and to substitute shares of another series of Chubb Series Trust or of another open-end, registered investment company, if the shares or series are no longer available for investment or if in our judgement, further investment in any eligible series should become inappropriate in view of the purposes of the policy. We will not substitute any shares attributable to your interest in a division of Separate Account C without notice to you and prior approval of the Securities and Exchange Commission, to the extent required by the Investment Company Act of 1940. This shall not prevent Separate Account C from purchasing other securities for other series or classes of policies, or from permitting conversion between series or classes of policies or contracts on the basis of requests made by policyowners.

We reserve the right to establish additional divisions of Separate Account C, each of which would invest in a new series of Chubb Series Trust or in shares of another open-end, registered investment company. We also reserve the right to eliminate existing divisions of Separate Account C.

If we consider it to be in the best interest of persons having voting privileges under the policies. Separate Account C may be operated as a management company under the Investment Company Act of 1940; or it may be deregistered under that Act in the event registration is no longer required or it may be combined with other separate accounts.

9367                               Page 16

POLICY LOANS

Policy Loans - After the first policy anniversary, a loan will be granted upon the sole security of the portion of the Cash Value required to repay the loan. The maximum loan amount is 90% of this policy's Cash Value on the date of loan. Any prior debts to us against this policy will be deducted from the amount available for loan.

You may allocate the policy loan among the General Account and the divisions of Separate Account C. If you do not specify the allocation, then the policy loan will be allocated among the General Account and the divisions of Separate Account C in the same proportion that the Accumulation Value in the General Account, less any debt, and the Accumulation Value in each division bears to the total Accumulation Value of the policy, less any debt, on the date of the policy loan. Accumulation Value in each division equal to the policy loan allocated to each division will be transferred to the General Account and reduce the Accumulation Value in that division. If loan interest is not paid when due, an amount of Accumulation Value equal to the loan interest will also be transferred.

If the policy debt exceeds the policy's Accumulation Value in the General Account, we will transfer Accumulation Value equal to the excess debt from the divisions of Separate Account C to the General Account as security for the excess debt. The amount transferred will be allocated among the divisions in the same proportion that the Accumulation Value in each division bears to the policy's total Accumulation Value in all divisions of Separate Account C.

Types of Policy Loans (Type A and Type B) - There are two (2) types of policy loans which we will grant to you- Type A and Type B. The type of loan which we will grant depends upon the amount of unloaned Type A balance available at the time the loan is taken. The unloaned Type A balance is the Cash Value, less the threshold, and less the sum of any outstanding Type A loans as defined below. The threshold is the Guideline Single Premium for this policy at issue as defined in Section 7702 of the Internal Revenue Code of 1986 entitled "Life Insurance Contract Defined". If the Specified Amount increases, the threshold will be increased to the threshold at issue times the ratio of the largest Specified Amount ever existing on the policy to the Initial Specified Amount. If the Specified Amount decreases, the threshold will not change.

A Type A loan is a policy loan granted by us when the unloaned Type A balance before the loan is taken exceeds the loan requested.

A Type B loan is a policy loan granted by us when the unloaned Type A balance before the loan is taken is less than or equal to zero.

When the unloaned Type A balance before the loan is taken exceeds zero, but is less than the loan requested, a Type A loan equal to the unloaned Type A balance will be granted by us. The remainder of the requested loan will be a Type B loan.

We will grant a Type A loan first before a Type B loan. Once a policy loan is granted, it remains a Type A or a Type B until it is repaid.

Policy Loan Interest - The interest charged by us on a policy loan depends upon the type of loan granted.

On a Type A loan we will charge interest at an effective annual rate of 6.0%.

On a Type B loan we will charge interest at an effective annual rate of 6.85%.

Interest accrues on a daily basis from the date of the loan and is compounded annually. Interest unpaid on a loan anniversary is added to and becomes part of the loan principal and bears interest on the same rate.

Policy Loan Repayment - Any debt may be repaid, in whole or in part, at any time while this policy is in force. Repayments will be used to reduce policy loans until fully paid in the following order:

(1)  Any or all Type B loans; then

(2)  Any or all Type A loans.

When a loan repayment is made, Accumulation Value securing the debt in the General Account equal to the loan repayment will be allocated among the General Account and divisions of Separate Account C using the same percentages used to allocate net premiums.

If the total debt equals or exceeds the Cash Value at any time, this policy will terminate. The policy will not terminate until 31 days after notice has been mailed to you and to the assignee, if any, at the address last reported to us.

9368                               Page 17

PAYMENT OPTIONS

Election of an Option - Any proceeds to be paid under this policy may be paid as an income under any one of the options stated below. The election of an option or change of prior election must be made in writing to us at our Home Office. If an option is not chosen by you prior to the death of the surviving Insured, the primary Beneficiary may make such election.

Unless we agree otherwise, any such payments will be made only to a natural person taking in his own right. An option may be elected only if the amount of the proceeds is $2,000 or more. We may change the interval of payments to 3.6, or 12 months, if necessary to increase the guaranteed payments to at least $20.00 each.

Option A - Installments of a Specified Amount - Payments of an agreed amount to be made each month until the proceeds and interest are exhausted.

Option B - Installments for a Specified Period - Payments to be made each month for an agreed number of years.

Option C - Life Income - Payments to be made each month for the lifetime of the Payee. It is guaranteed that payments will be made for a minimum of 10, 15, or 20 years as agreed upon.

Option D - Interest - Payment of interest on the proceeds held by us. The amount of interest payment is calculated at the compound rate of 3% per year. Interest payments will be made in 12-, 6-, 3-, or 1-month intervals as agreed upon.

Supplementary Contract - When the proceeds of this policy become payable, a supplementary contract setting forth the terms of the option chosen will be issued to the Payee. The first payment under Option A, B, or C shall be payable on the effective date of such option. The first payment under Option D shall be payable at the end of the first agreed payment interval.

Interest - The interest rate for Options A, B, and D will not be less than 3% per year. The interest rate for Option C will not be less than 2 1/2% per year. Interest in addition to that stated may be paid or credited from time to time under any option but only at our sole discretion.

Withdrawal Value - Unless otherwise stated in the election of an option, the Payee shall have the right to receive the Withdrawal Value under that option.

For Options A and D the Withdrawal Value shall be any unpaid balance of proceeds plus interest.

For Option B the Withdrawal Value shall be the commuted value of the remaining payments. Such value will be calculated on the same basis as the original payments.

For Option C the Withdrawal Value shall be the commuted value of the remaining payments. Such value will be calculated on the same basis as the original payments. To receive this value, the Payee must submit evidence of insurability. Such evidence must be satisfactory to us. Otherwise, the Withdrawal Value shall be the commuted value of any remaining guaranteed payments. In this event the payments will be resumed at the end of the guaranteed period if the Payee should be alive on that date. The payments will then continue for the lifetime of the Payee.

Under any of these options. the Payee shall have the right to receive the Withdrawal Value in partial amounts. However, the partial amounts shall not be less than the smaller of the Withdrawal Value or $100.

Death of Payee - If the Payee dies before the proceeds are exhausted or the prescribed payments made, a final payment will be made in one sum to the estate of the last surviving Payee. The amount to be paid will be calculated as described for the applicable option in the Withdrawal Value provision.

Limitation on Rights of Payee and Claims of Creditors - Neither the amount retained under an option nor any payment made under an option can be assigned or pledged. To the extent permitted by law such amounts or payments shall not be subject to claims of creditors or legal process.

9368                               Page 18

                               SETTLEMENT OPTIONS
               TABLES OF MONTHLY INSTALLMENTS UNDER OPTION B OR C

Monthly installments are shown for each $1,000 of net proceeds applied. The ages shown are ages nearest birthday when the first monthly installment is payable.

                                 OPTION B TABLE
                      INSTALLMENTS FOR A SPECIFIED PERIOD

-------------------------------------------------------------------------------------------------------------------
Years     Monthly       Years       Monthly       Years     Monthly      Years     Monthly      Years     Monthly
        Installment               Installment             Installment            Installment            Installment
-------------------------------------------------------------------------------------------------------------------
  1        $84.47         7          $13.16        13        $7.71        19        $5.73        25        $4.71
  2         42.86         8           11.68        14         7.26        20         5.51        26         4.59
  3         28.99         9           10.53        15         6.87        21         5.32        27         4.48
  4         22.05         10           9.61        16         6.53        22         5.15        28         4.37
  5         17.91         11           8.86        17         6.23        23         4.99        29         4.27
  6         15.14         12           8.24        18         5.96        24         4.84        30         4.18
Multiply the monthly installment by 11.84 for annual, by 5.96 for semi-annual or by 2.99 for quarterly installments.
-------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------
                                 OPTION C TABLE
                                  LIFE INCOME
------------------------------------------------------------------------------------------------
  Attained                                          Attained
Age of Payee          MONTHLY INSTALLMENTS        Age of Payee         MONTHLY INSTALLMENTS
------------------------------------------------------------------------------------------------
                           GUARANTEED                                       GUARANTEED
Male    Female   10 Years   15 Years   20 Years   Male   Female   10 Years   15 Years   20 Years
------------------------------------------------------------------------------------------------
16 or   21 or
Under   Under     $2.83       $2.82     $2.81      51      56       $4.60      $4.44     $4.24
 17      22        2.85        2.84      2.84      52      57        4.69       4.52      4.30
 18      23        2.88        2.87      2.86      53      58        4.79       4.60      4.36
 19      24        2.90        2.89      2.88      54      59        4.90       4.69      4.41
 20      25        2.93        2.92      2.91      55      60        5.01       4.77      4.47
 21      26        2.95        2.95      2.93      56      61        5.12       4.86      4.53
 22      27        2.98        2.97      2.96      57      62        5.23       4.94      4.59
 23      28        3.01        3.00      2.99      58      63        5.35       5.03      4.64
 24      29        3.04        3.03      3.02      59      64        5.48       5.12      4.70
 25      30        3.08        3.07      3.05      60      65        5.61       5.21      4.75

 26      31        3.11        3.10      3.08      61      56        5.74       5.30      4.80
 27      32        3.14        3.13      3.11      62      67        5.87       5.39      4.85
 28      33        3.18        3.17      3.15      63      68        6.01       5.48      4.90
 29      34        3.22        3.20      3.18      64      69        6.16       5.56      4.94
 30      35        3.26        3.24      3.22      65      70        6.30       5.65      4.98
 31      36        3.30        3.28      3.25      66      71        6.45       5.73      5.02
 32      37        3.34        3.32      3.29      67      72        6.60       5.82      5.05
 33      38        3.39        3.36      3.33      68      73        6.76       5.90      5.09
 34      39        3.43        3.41      3.37      69      74        6.91       5.97      5.12
 35      40        3.48        3.45      3.41      70      75        7.07       6.05      5.14

 36      41        3.53        3.50      3.45      71      76        7.23       6.12      5.17
 37      42        3.59        3.55      3.50      72      77        7.38       6.18      5.19
 38      43        3.64        3.60      3.54      73      78        7.54       6.24      5.20
 39      44        3.70        3.65      3.59      74      79        7.69       6.30      5.22
 40      45        3.76        3.71      3.64      75      80        7.84       6.35      5.23
 41      46        3.82        3.77      3.69      76      81        7.98       6.39      5.24
 42      47        3.88        3.82      3.74      77      82        8.13       6.43      5.25
 43      48        3.95        3.88      3.79      78      83        8.26       6.47      5.26
 44      49        4.02        3.95      3.84      79      84        8.39       6.50      5.26
 45      50        4.09        4.01      3.90    80 or    85 or      8.51       6.53      5.27
 46      51        4.17        4.08      3.95     Over     Over
 47      52        4.25        4.15      4.01
 48      53        4.33        4.22      4.07
 49      54        4.42        4.29      4.12
 50      55        4.50        4.37      4.18

Multiply the monthly installment by 11.80 for annual, by 5.93 for semi-annual or by 2.98 for quarterly installments.

9369                               Page 19

ENDORSEMENTS:





                            JOINT AND LAST SURVIVOR
                FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
              Adjustable Death Benefit Payable On The Death Of The
                           Survivor Of The Insureds.
  Premium Payments May be Made At Any Time And, Within Limits. In Any Amount.
             The Specified Amount May Be Increased Or Decreased And
                      Death Benefit Option May Be Changed.
     The Maturity Date May Be Changed Subject To Limitations In The Policy.
               Surrender Value, If Any, Payable On Maturity Date.
              Additional Benefits, If Any, As Indicated On Page 3.
                   Some Benefits Reflect Investment Results.
                       Non-participating - No Dividends.

9369